Exhibit 10.4
AMENDMENT NO. 4
TO THE
2005 CEDAR SHOPPING CENTERS, INC.
DEFERRED
COMPENSATION PLAN
WHEREAS, Cedar Shopping Centers, Inc. (the “Company”) has adopted the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan (the “Plan”); and
WHEREAS, Section 8.1 of the Plan generally permits the Board of Directors of the Company to amend the Plan; and
WHEREAS, the Board of Directors of the Company now desires to amend the Plan as set forth below;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 3.1(b) of the Plan is hereby deleted and replaced in its entirety as follows:
“(b) Cash Bonus Deferrals.
(i) Each Participant who wishes to elect to defer all or a portion of the Cash Bonus shall make such election in writing (in a form and in the manner, prescribed by the Administrator) no later than the end of the Plan Year preceding the beginning of the Plan Year with respect to which such Cash Bonus is earned by, and otherwise may be payable to, such Participant for such Plan Year, it being understood that in certain cases such Cash Bonus will not otherwise be payable to the Participant until after the close of the Plan Year with respect to which it is earned; provided, however, that in the case of an individual who first becomes an employee or director of the Company during a Plan Year, an election to defer his Cash Bonus for such Plan Year may be made within thirty (30) days of his becoming a Participant, but only with respect to the portion of such Cash Bonus that is no greater than the total amount of the Cash Bonus multiplied by the ratio of the number of days remaining in the performance period after the election is made over the total number of days in the performance period.

(ii) Notwithstanding the foregoing, if the Cash Bonus is performance-based compensation as defined in Treasury Regulation §1.409A-1(e), in lieu of an election under Section 3.1(b)(i), on or before June 30th of any Plan Year, each Participant may elect to defer all or a part of the Cash Bonus, if any, that is earned by, and otherwise may be payable to, such Participant for such Plan Year, it being understood that in certain cases such Cash Bonus will not otherwise be payable to the Participant until after the close of the Plan Year with respect to which it is earned; provided, however, that in the case of an individual who first becomes an employee or director of the Company after June 30th of a Plan Year, an election to defer his Cash Bonus for such Plan Year may be made within thirty (30) days of his becoming a Participant, but only with respect the portion of such Cash Bonus that is no greater than the total amount of the Cash Bonus multiplied by the ratio of the number of days remaining in the performance period after the election is made over the total number of days in the performance period. Any such election must be made in writing (on a form and in the manner, prescribed by the Administrator.)”
2.	The last sentence of Section 4.1(b) of the Plan is hereby deleted and replaced in its entirety as follows:
“In addition, at any time following a Transaction, the participant shall be entitled to have such Share Deferral Account invested by the Trustee in accordance with the Participant’s Notional Investment Option(s) (as described in Section 4.1(c)(i) below).”
3.	Section 4.1(d) of the Plan is hereby deleted from the Plan in its entirety.
4.	This Amendment shall be effective as of June 30, 2011.
5.	Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be executed by a duly authorized officer of the Company as of the 27th day of September, 2011.

CEDAR SHOPPING CENTERS, INC.
By:	/s/ BRUCE J. SCHANZER
	Name:	Bruce J. Schanzer
	Title:	President

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